EXHIBIT 99.1

FOR ADDITIONAL INFORMATION CONTACT:
New Century Financial Corporation
18400 Von Karman, Suite 1000
Irvine, CA 92612

Carrie Marrelli, VP, Investor Relations
(949) 224-5745

Erin Freeman, VP, Corporate Communications
(949) 862-7624

Hugh Burns/Dan Gagnier, Citigate Sard
Verbinnen (212) 687-8080

Greenlight Capital, Inc.
2 Grand Central Tower
140 East 45 Street, Floor 24
New York, NY 10017

Daniel Roitman, COO
(212) 973-1900

Steve Bruce, The Abernathy MacGregor Group
(212) 371-5999

NEW CENTURY FINANCIAL CORPORATION AND GREENLIGHT CAPITAL REACH
AGREEMENT TO END PROXY CONTEST

David Einhorn To Join Board of Directors

Irvine, Calif. and New York, NY, March 15, 2006, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and parent company of one of the nation’s premier mortgage finance companies, and Greenlight Capital, Inc., (“Greenlight”) today announced that they have reached an agreement under which Greenlight will cease its efforts to run a slate of three director nominees for election to the New Century Board of Directors.

Under the terms of the agreement, New Century will increase the size of its Board to eleven members and David Einhorn, President of Greenlight, will be appointed to serve as a Class III director effective March 31, 2006. Mr. Einhorn will stand for reelection at the company’s 2006 Annual Meeting of Stockholders, scheduled for May 10, 2006. Greenlight has also agreed that it will not initiate a proxy contest against the company while Mr. Einhorn is serving as a director and that it will vote its shares in favor of the three incumbent directors who are up for reelection at the 2006 Annual Meeting of Stockholders.

In addition, New Century will provide Greenlight an exception to its current 9.8 percent shareholding limit, permitting Greenlight to increase its ownership to as much as 19.6 percent of the company’s outstanding common stock.

“Since Greenlight notified the company of its intention to nominate a slate of directors, the parties have engaged in constructive dialogue across a number of issues. We believe this dialogue has given us a framework under which we can work together to continue building value for all New Century stockholders. We look forward to Mr. Einhorn’s active participation in his new capacity as a member of our Board,” said Fredric J. Forster, Lead Independent Director of New Century.

“Our discussions with the company over the last few weeks have been very productive. New Century is a unique and valuable franchise. I look forward to sharing my perspective as the Board oversees effective allocation of the company’s capital to the most attractive risk-adjusted opportunities, and to working with the other Board members to enhance per share value for all stockholders,” said Mr. Einhorn.

About New Century Financial Corporation

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust and one of the nation’s premier mortgage finance companies, providing mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

As of December 31, 2005, New Century originated loans through 222 sales offices operating in 35 states and 35 regional processing centers operating in 18 states and employed approximately 7,200 Associates.

About Greenlight Capital, Inc.

Founded in 1996 and headquartered in New York, Greenlight Capital is a value-oriented investment management firm established to invest principally in publicly traded U.S. corporate debt and equity securities. Greenlight’s investment philosophy is to combine the analytical discipline of determining fair value with a practical understanding of markets. Greenlight believes that an investment approach that emphasizes intrinsic value will achieve consistent absolute investment returns and safeguard capital regardless of market conditions. Greenlight manages through its affiliates over $3 billion of assets in a variety of pooled investment vehicles.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to: (i) the company’s belief that its dialogue with Greenlight has given it a framework under which it can continue building value for all of the company’s stockholders and (ii) the goal of effectively allocating the company’s capital to the most attractive risk-adjusted opportunities and enhancing per share value for all stockholders. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the company’s sector; (iv) the condition of the markets for whole loans and mortgage-backed securities; (v) the stability of residential property values; (vi) the company’s ability to comply with the requirements applicable to REITs; (vii) the impact of more vigorous and aggressive enforcement actions by federal or state regulators; (viii) the company’s ability to grow its loan portfolio; (ix) the company’s ability to continue to maintain low loan acquisition costs; (x) the potential effect of new state or federal laws and regulations; (xi) the company’s ability to maintain adequate credit facilities to finance its business; (xii) the outcome of litigation or regulatory actions pending against the company; and (xiii) the assumptions underlying the company’s risk management practices. Additional information on these and other factors is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the other periodic filings of the company with the Securities and Exchange Commission. The company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.